Exhibit 10(f)(46)
Management Incentive Plan for 2024 (2024 MIP)
Under the 2024 MIP, executive officers of the Company are eligible to receive performance-related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation and Human Capital Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved target incentive opportunities for 2024, expressed as a percentage of base salary for each participating officer. The Committee also established performance metrics that included threshold, target and maximum performance goals and payout ranges for the 2024 MIP. The performance metrics and corresponding weightings established by the Committee include Adjusted1 EBITDA (weighted at 90%) and Environmental, Social and Governance (weighted at 10%). The Committee maintains the authority to increase or decrease an award based on individual performance.

Performance against the 2024 MIP metric, Adjusted1 EBITDA, was between threshold and target.
Performance against the 2024 MIP metric, Environmental, Social and Governance, was at maximum.

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(1) Earnings before non-financing interest expense, taxes, depreciation and amortization adjusted for the following items: Restructuring and related costs, net, Reinvention and transaction-related costs, Other expenses, net (inclusive of non-service retirement-related costs), as well as other discrete, unusual or infrequent items, as applicable.